Exhibit 99.1

Gentherm Reports 2019 First Quarter Results

Company Achieved Organic Automotive Revenue Growth Despite Industry Headwinds

Secured $400 Million in Automotive Awards

Maintains Full-Year 2019 Guidance and 2021 Outlook

NORTHVILLE, Michigan, April 30, 2019 /Global Newswire/ -- Gentherm (NASDAQ:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the first quarter ending March 31, 2019.

First Quarter Highlights

•	Product revenues of $257.9 million decreased 2.5% from $264.6 million in the 2018 first quarter. Excluding the impact of foreign currency translation, product revenues were flat year over year
•	Excluding the impact of foreign currency translation, divested assets and assets held for sale, product revenues increased 3.0% year over year
•	GAAP diluted earnings per share was $0.25 as compared with $0.35 for the prior-year period
•	Adjusted diluted earnings per share (see table herein), was $0.55. Adjusted diluted earnings per share in the prior-year period was $0.52
•	Secured automotive new business awards totaling $400 million in the quarter

Phil Eyler, the Company's President and CEO, said “I am pleased with the continued progress we are making with our focused growth strategy, validated by our improving operating performance, innovative technology advances and our first Automotive News PACE award. Despite the production headwinds in the industry, we achieved organic revenue growth in automotive, significantly outperforming our key markets. We delivered year-over-year revenue growth in Climate Control Seat (“CCS®”) for the third consecutive quarter and secured $400 million of new awards from top auto makers around the world. In Medical, we delivered double-digit revenue growth both sequentially and year over year. In addition, we continue to improve our cost performance through the Fit-for-Growth program.”

2019 First Quarter Financial Review

Product revenues for the first quarter of 2019 decreased $6.7 million, or 2.5%, as compared with the prior-year period, essentially due to a $6.6 million decrease in the Industrial segment. Excluding the impact of divested assets and assets held for sale, product revenues increased $0.8 million, or 0.3%, year over year. Excluding the impact of foreign currency translation, divested assets and assets held for sale, product revenues increased 3.0% year over year.

Automotive revenues were flat due to higher sales in Climate Control Seat (“CCS®”) and Battery Thermal Management (BTM), offset by lower sales of seat heaters, steering wheel heaters and automotive cables. Adjusting for foreign currency translation, organic Automotive revenues increased 2.8% year over year.

Organic Automotive revenues grew despite lower than expected automotive production. When compared with IHS Markit's mid-February forecast for the first quarter of 2019, actual light vehicle production was approximately 2 percentage points below forecast. In addition, when compared to the first quarter of 2018, actual light vehicle production declined by approximately 6.7% in the Company’s key markets.

The revenue decline in Industrial resulted primarily from lower revenues from the Cincinnati Sub-Zero (“CSZ”) industrial chambers business, which was sold on February 1, 2019 and Global Power Technologies (“GPT”), which was classified as assets held for sale in the quarter. The decline was partially offset by a 12.3% growth in the medical business year over year.

See the “Revenues by Product Category” table enclosed herein for additional detail.

Gross margin rate declined to 29.2% in the current-year period, as compared with 30.7% in the prior-year period, primarily as a result of higher labor costs and the timing differences between annual customer price decreases compared to supplier cost reductions. These were partially offset by higher volume leverage and Fit-for-Growth cost reduction initiatives.

Net research and development expenses of $18.9 million in the 2019 first quarter decreased $4.4 million, or 18.9%. R&D expenses declined year over year, as a direct result of the Company’s focused portfolio and Fit-for-Growth cost reduction initiatives. Additionally, R&D expenses declined year over year due to higher customer reimbursements.

Selling, general and administrative expenses of $32.6 million in the 2019 first quarter decreased $3.8 million, or 10.5%, versus the prior-year period. The year-over-year decline was primarily driven by the impact of the Fit-for-Growth cost reduction initiatives and the sale of CSZ industrial chambers business in the quarter.

During the quarter, the Company recognized $1.9 million in restructuring expenses which resulted from completed actions associated with its Fit-for-Growth initiatives. Total implemented actions to date are expected to deliver annualized savings of approximately $41 million. The Company has identified a total of $65 million of savings against its annualized target of $75 million by 2021.

As described more fully in the table included below, “Reconciliation of Net Income to Adjusted EBITDA,” the Company recorded Adjusted EBITDA of $35.2 million in the 2019 first quarter compared with $34.5 million in the prior-year period, an increase of $0.7 million or 2.0%.

Income tax expense in the 2019 first quarter was $6.9 million, as compared with $3.0 million in the prior-year period. Adjusting for the $10.5 million non-deductible impairment loss, the effective tax rate for the quarter was 26.7%. This rate differed from the Federal statutory rate of 21%, primarily due to higher tax rates in foreign tax jurisdictions.

GAAP diluted earnings per share for the first quarter of 2019 was $0.25 compared with $0.35 for the prior-year period. Adjusted diluted earnings per share, excluding restructuring expenses, unrealized currency gain, and expenses and other impacts related to acquisitions (see table herein), was $0.55. Adjusted diluted earnings per share in the prior-year period was $0.52.

Guidance

The Company maintains its full-year 2019 guidance, excluding divested assets and assets held for sale, that was initially provided on its year-end 2018 earnings call on February 21, 2019:

•	Product revenues are expected to grow between 4% and 6% to a range of $1.01 billion to $1.04 billion
•	Operating expenses between 19% and 20% of product revenues
•	Gross margin rate between 28% and 30%
•	Adjusted EBITDA between 14% and 15% of product revenue
•	Full-year effective tax rate between 28% and 30%
•	Capital expenditures between $40 and $50 million

The Company also maintains the following outlook for 2021:

•	Product revenue growth of high single-digit CAGR for the 2018 to 2021 period
•	Operating expenses between 15% and 17% of product revenues
•	Gross margin rate between 30% and 32%
•	Adjusted EBITDA margin of high teens
•	ROIC of greater than 20%

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 am Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13689375.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available at approximately 2 hours after the call until 11:59 pm Eastern Time on May 14, 2019. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13689375.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
(248) 308-1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over 13,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified and are based on management's current expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward-looking statements. Those risks include, but are not limited to, risks that new products may not be feasible, sales may not increase, additional financing requirements may not be available, new competitors may arise or customers may develop their own products to replace the Company’s products, currency exchange rates may change unfavorably, pricing pressures from customers may increase, the Company’s workforce and operations could be disrupted by civil or political unrest in the countries in which the Company operates, free trade agreements may be altered in a manner adverse to the Company, cost-savings measures may not be achievable or may need to be reversed, assets held for sale may not be sold quickly or at all, the Company may be unable to repurchase its shares of common stock at favorable prices or at all, due to market conditions, applicable legal requirements, debt covenants or other restrictions, compliance with covenants and other restrictions under the Company’s credit facility, medical device regulations could change in an unfavorable manner, oil and gas prices could fluctuate causing adverse consequences, and other adverse conditions in the industries in which the Company operates may negatively affect its results. In addition, such forward-looking statements do not include the potential impact of any business combinations, acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof.

The foregoing risks should be read in conjunction with other cautionary statements included herein, as well as in the Company's annual report on Form 10-K for the year ended December 31, 2018 and subsequent reports filed with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Product revenues	$257,921	$264,586
Cost of sales	182,614	183,344
Gross margin	75,307	81,242
Operating expenses:
Net research and development expenses	18,897	23,304
Selling, general and administrative expenses	32,613	36,424
Acquisition transaction expenses	38	—
Restructuring expenses	1,914	865
Total operating expenses	53,462	60,593
Operating income	21,845	20,649
Interest expense	(1,368)	(1,180)
Foreign currency gain (loss)	203	(4,578)
Gain on sale of business	4,970	—
Impairment loss	(10,484)	—
Other income	143	1,111
Earnings before income tax	15,309	16,002
Income tax expense	6,895	3,036
Net income	$8,414	$12,966
Basic earnings per share	$0.25	$0.35
Diluted earnings per share	$0.25	$0.35
Weighted average number of shares – basic	33,573	36,766
Weighted average number of shares – diluted	33,733	36,873

GENTHERM INCORPORATED
REVENUE BY PRODUCT CATEGORY
(Unaudited, in thousands)

	Three Months Ended March 31,
	2019	2018	% Diff.
Climate Control Seat (CCS®)	$94,354	$88,218	7.0%
Seat Heaters	73,920	84,220	(12.2)%
Steering Wheel Heaters	16,970	17,557	(3.3)%
Automotive Cables	23,749	26,865	(11.6)%
Battery Thermal Management (BTM)	10,745	4,161	158.2%
Electronics	12,852	15,188	(15.4)%
Other Automotive	9,767	6,212	57.2%
Subtotal Automotive	$242,357	$242,421	—%
Remote Power Generation (GPT)	3,959	4,662	(15.1)%
Industrial Chambers	3,418	10,213	(66.5)%
Gentherm Medical	8,187	7,290	12.3%
Subtotal Industrial	$15,564	$22,165	(29.8)%
Total Company	$257,921	$264,586	(2.5)%

Total Core Businesses (Automotive and Gentherm Medical)	$250,544	$249,711	0.3%

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended March 31,
	2019	2018
Net income	$8,414	$12,966
Add Back:
Income tax expense	6,895	3,036
Interest expense	1,368	1,180
Depreciation and amortization	10,980	12,820
Adjustments:
Restructuring expenses	1,914	865
Impairment of assets held for sale	10,484	–
Gain on sale of a business	(4,970)	–
Acquisition transaction expense	38	–
Unrealized currency (gain)/loss	(994)	3,642
CFO transition expenses	1,065	–
Adjusted EBITDA	$35,194	$34,509

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, impairment of assets held for sale, restructuring expenses, unrealized currency gain or loss and unrealized revaluation of derivatives. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP. Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended
	March 31,		Future Full Year Periods (estimated)
	2019	2018	2019	2020	2021	2022	Thereafter

Transaction related current expenses
Acquisition transaction expenses	38	–	38	–	–	–	–
Non-cash purchase accounting impacts
Customer relationships amortization	1,828	2,665	7,251	5,991	5,461	5,143	18,574
Technology amortization	482	998	1,913	1,909	1,901	1,843	4,759
Inventory value adjustment	39	30	39	–	–	–	–
Trade name amortization	–	–	–	–	–	–	–
Other effects
Restructuring expenses	1,914	865	1,914	–	–	–	–
Gain on sale of a business	(4,970)	–	(4,970)	–	–	–	–
Impairment loss	10,484	–	10,484	–	–	–	–
Unrealized currency (gain)/loss	(994)	3,642	(994)	–	–	–	–
CFO Transition	1,065	–	1,065	–	–	–	–
Total acquisition transaction expenses, purchase accounting impacts and other effects	$9,886	$8,200	$16,740	$7,900	$7,362	$6,986	$23,333
Tax effect of above	212	(2,098)	(1,465)	(1,950)	(1,825)	(1,735)	(5,791)
Net income effect	$10,098	$6,102	$15,275	$5,950	$5,537	$5,251	$17,542

Earnings per share – difference
Basic	$0.30	$0.17	–	–	–	–	–
Diluted	$0.30	$0.17	–	–	–	–	–
Adjusted earnings per share
Basic	$0.55	$0.52	–	–	–	–	–
Diluted	$0.55	$0.52	–	–	–	–	–

GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$38,769	$39,620
Restricted cash	2,500	—
Accounts receivable, less allowance of $1,068 and $851, respectively	175,044	166,858
Inventory:
Raw materials	66,316	61,679
Work in process	4,830	5,939
Finished goods	40,979	44,917
Inventory, net	112,125	112,535
Derivative financial instruments	857	92
Prepaid expenses and other assets	55,577	54,271
Assets held for sale	17,009	69,699
Total current assets	401,881	443,075
Property and equipment, net	168,371	171,380
Goodwill	54,721	55,311
Other intangible assets, net	53,188	56,385
Operating lease right-of-use assets	14,058	—
Deferred financing costs	575	647
Deferred income tax assets	61,032	64,024
Other non-current assets	9,220	12,225
Total assets	$763,046	$803,047
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$91,286	$93,113
Accrued liabilities	60,907	65,808
Current lease liabilities	4,203	—
Current maturities of long-term debt	2,949	3,413
Liabilities held for sale	7,009	13,062
Total current liabilities	166,354	175,396
Pension benefit obligation	6,755	7,211
Non-current lease liabilities	9,307	—
Long-term debt, less current maturities	97,604	136,477
Deferred income tax liabilities	1,649	1,177
Other non-current liabilities	2,890	3,087
Total liabilities	284,559	323,348
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 33,653,179 and 33,856,629 issued and outstanding at March 31, 2019 and December 31, 2018, respectively	134,486	140,300
Paid-in capital	14,513	14,934
Accumulated other comprehensive loss	(43,152)	(39,500)
Accumulated earnings	372,640	363,965
Total shareholders’ equity	478,487	479,699
Total liabilities and shareholders’ equity	$763,046	$803,047

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Operating Activities:
Net income	$8,414	$12,966
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,052	12,892
Deferred income taxes	1,749	(707)
Stock compensation	1,968	2,202
Defined benefit plan (income) expense	(617)	298
Provision of doubtful accounts	229	41
Loss on sale of property and equipment	178	85
Operating lease expense	1,333	—
Impairment loss	10,484	—
Gain on sale of business	(4,970)	—
Changes in operating assets and liabilities:
Accounts receivable	(8,293)	(9,691)
Inventory	(229)	1,903
Prepaid expenses and other assets	(5,553)	(4,881)
Accounts payable	(2,079)	1,290
Accrued liabilities	(6,785)	(10,808)
Net cash provided by operating activities	6,881	5,590
Investing Activities:
Proceeds from the sale of property and equipment	28	—
Proceeds from the sale of a business	47,500	—
Final payment for acquisition of subsidiary, net of cash acquired	—	(15)
Purchases of property and equipment	(5,150)	(8,378)
Net cash provided by (used in) investing activities	42,378	(8,393)
Financing Activities:
Borrowing of debt	10,428	—
Repayments of debt	(49,627)	(35,492)
Cash paid for the cancellation of restricted stock	(376)	(659)
Proceeds from the exercise of Common Stock options	214	751
Repurchase of Common Stock	(8,040)	—
Net cash used in financing activities	(47,401)	(35,400)
Foreign currency effect	(209)	5,513
Net increase (decrease) in cash, cash equivalents and restricted cash	1,649	(32,690)
Cash, cash equivalents and restricted cash at beginning of period	39,620	103,172
Cash, cash equivalents and restricted cash at end of period	$41,269	$70,482
Supplemental disclosure of cash flow information:
Cash paid for taxes	$3,466	$6,870
Cash paid for interest	$1,252	$981
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$1,581	$1,362

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